EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement of I-Flow Corporation on Form S-8 of our report dated March 11, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to a restatement to reflect the November 1, 2003 sale of the Spinal Specialties, Inc. business as discontinued operations and a change in accounting for goodwill and other intangible assets in 2002) appearing in the Annual Report on Form 10-K of I-Flow Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
June 28, 2004